EXHIBIT 99.2

To 8-K dated April 30, 2007

Seacoast Banking Corporation of Florida

First Quarter Earnings Release Conference Call

April 26, 2007

10:00 a.m. Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the First Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I would now like to turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson:

Thank you very much and welcome to Seacoast’s First Quarter 2007 Earnings Conference Call. Before we begin, as always, I’d like to direct your attention to the statement contained at the end of our press release regarding forward statements. During this call we are going to be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act. Accordingly, our comments are intended to be covered within the meaning of Section 27A of the Act. As always, we have also posted a few slides on our website that we will be referring to in our comments. Feel free to visit www.seacoastbanking.net and click on Presentations at the bottom of the Investor Relations listing to view these slides as we continue on with our comments. With me today is Bill Hahl, our Chief Financial Officer, as well as Doug Gilbert, Vice Chairman and Chief Credit Officer. All of us will be available to answer questions following our prepared remarks.

Seacoast reported earnings of $6.4 million or $0.34 diluted per share for the quarter. As you will hear later in the call, we had a number of non-recurring and unusual items affecting this quarter, which in total added approximately $0.04 to our results, which means our operating earnings were in the range of approximately $0.30 per share. This represents comparable performance with the fourth quarter of 2006. We still face a number of factors that will continue to challenge us in the coming months, including a difficult interest rate environment and a less than robust residential real estate market.  But this quarter we saw a number of hopeful signs that things may be improving. We have also been hard at work on a number of initiatives that are designed to help us take advantage of the current market conditions, as well as recent disruptions due to the acquisition of two of our most significant competitors in the Treasure Coast and Palm Beach County markets, more on these initiatives later in the call.

The big news this quarter was the collection, in full, of our largest nonperforming loan. The resolution of this credit occurred towards the end of the quarter. As you may recall, we transferred this loan, which was a C&I loan secured with inventory, to nonperforming status during the third quarter of last year. And then in the final quarter of last year, we substantially increased a specific impairment reserve against this credit. We are pleased to report that this credit was collected in full this quarter resulting in a substantial decline in the level of our nonperforming loans. Nonperforming assets at the end of the current quarter remain modest, at 23 basis points, and, I might add, are well secured. We remain committed to our conservative approach to managing problem credits. This can often lead to lumpiness with nonperformers, but it is clearly the way to minimize losses. Simply put, when we see a problem, we recognize it; we work it; and we collect it.

This quarter we also saw some improvement in funding with an increase at quarter-end in noninterest bearing deposits. This produced a sequential growth in noninterest bearing deposits on an annualized basis of 9.5%. Overall, total deposits remained essentially flat. This was an improvement given the negative growth we saw during the last two quarters. We are hopeful that this could signal a bottoming-out of some of the effects of a slowing residential market and a slowing number of transactions that we have been talking about for two quarters now.

We also completed a repositioning of our investment portfolio in conjunction with the early adoption of Financial Accounting Statement 159 that was designed both to improve our net interest margin and reduce interest rate volatility over the balance of the year. Bill will be speaking to this in more detail later in the call.

Last quarter, we discussed the sale of our two largest local Treasure Coast and Palm Beach competitors to National City Corporation, headquartered in Cleveland, Ohio. This marked the initial entry into Florida by National City Corporation. Rebranding and systems conversions were completed during this quarter and so our marketing effort has gone into full swing. If you take a look at the first two slides in our presentation, pages three and four, you will again get a picture of the scope of this opportunity for Seacoast. On the Treasure Coast, no one has more offices than we do and the remaining local competitors tend to be smaller and less convenient. We are excited about our prospects and are working hard to achieve the best results possible. In fact, we have already achieved a number of visible wins both in terms of new relationships and in terms of talent.

Finally, we’ve been hard at work exploring other opportunities for achieving solid organic growth over the balance of the year. This quarter we opened a new office in the Space Coast, which is in Brevard County, as planned, and we established a commercial loan production branch office in Fort Lauderdale down in Broward County with an experienced lending team. As you know, we have operated a Marine lending office in Fort Lauderdale for the past six years, so the market is not altogether new to us. These opportunities, along with recent success in recruiting new talent in our Treasure Coast, Palm Beach, and Big Lake markets, should assist us in achieving our targeted 8% to 10% loan growth for 2007 in spite of the effects of a difficult market for new residential development. We will continue to seek out these expansion opportunities and will, if need be, invest wisely to further our growth. Now, I’d like to turn the call over to Bill Hahl who will add a few other comments about the quarter.

William R. Hahl:

Thanks Denny. I want to cover some of the highlights for this first quarter. Net interest income on a tax equivalent basis for the quarter totaled $21.4 million or approximately $400,000 below the fourth quarter and would have been flat with the fourth quarter if not for the first quarter having two less days than the fourth quarter. Net interest margin compressed by three basis points to 3.92 percent for the quarter, which was much better than we had anticipated and better than what was happening the last couple of quarters.

While loan production during the quarter was solid at $76 million, payoffs resulted in only a $10 million or a 2.4% annualized linked quarter increase. In past calls we had indicated we expected loan growth for the year to be in the high single digits and would likely experience lumpy quarter-to-quarter growth as a result of unpredictable loan pay downs, which occurred this quarter on completed residential loan projects. Loan growth could exceed our forecast as first quarter de novo expansion and loan officer hires were ahead of plans for 2007. Another area which is ahead of plan would be our loan pipeline developed by a new loan syndication team which will not only contribute to loan growth this year, but will also assist in growing noninterest income revenues from syndication and servicing fees.

Another positive for the first quarter was the more modest increase in the cost of interest-bearing liabilities. The cost of deposits increased 15 basis points on a linked quarter, down from approximately 30 basis points in each of the previous two linked quarters. A better mix of deposits, and more rational pricing with less competitors paying above markets rates, contributed to slower increase in funding costs. In fact, in March interest-bearing cost of liabilities increased only one basis point. We believe it appears that we are nearing an inflection point regarding higher funding costs, provided our competitors remain rational.

Total revenues, excluding security gains and losses in trading profits, increased $2 million or 8.1% compared to the first quarter of 2006, primarily as a result of both increases in net interest income from the prior year’s organic loan growth and from increases in noninterest income from deposit-related service fee income as a result of our acquisition of Big Lake National Bank in the second quarter last year.

And finally, the last highlight for revenues during the quarter was an increase in mortgage banking fees as a result of both better pricing on sold loans and from higher volumes due to increased refinancing activities. Due to the re-pricing of one to three-year ARMs over the next year, refi volumes may continue to be high and have a positive impact on mortgage banking fees.

I will now move on to some comments on noninterest expenses. Overall, expenses were in-line with our expectations. We were able to hire, as I indicated earlier, some key loan producers in the quarter ahead of original plan and this resulted in approximately $150,000 of one-time signing bonuses in the quarter. We believe that these overhead additions of personnel will be revenue neutral, as a result of better loan growth and fee income collected as early as the third quarter of 2007. In addition, with over $1.3 billion in community bank deposits transferring to National City in March and April, we have increased our marketing budget over the next one to two quarters and believe there will be some long-term benefits as a result, and these will add to our leading community bank deposit market share on the Treasure Coast.

Overall, deposit growth was very good in the fourth quarter and we were able to replace over $40 million of core deposits at December 31st, 2006 from our tax, our local tax collectors.  That money has all moved out of the bank now with other deposits to finish the quarter with flat growth and, as Denny mentioned, noninterest bearing DDA balances increasing by $9.3 million, which was favorable to our deposit mix. I refer to you to some slides we have posted related to our deposit mix, growth, and costs on our website showing the trends over the last several quarters.

We have prepared a slide showing the components of the impacts on the quarter related to the full collection of the $8 million non-accrual loan on our loan loss provision. I encourage you to review this additional information. Credit quality measured by net charge-offs remain very good in the quarter totaling only $125,000. Provisioning charge to earnings was impacted by the full collection of the $8 million impaired loan that had a $1.2 million evaluation allowance associated with it. The implied provision for loan loss for the 2% annualized growth was approximately $100,000. This quarter we elected to move certain elements of our allowance model risk factors to a more conservative range given the continued uncertainty when improvements in market conditions will begin to emerge. However, we expect future provisioning to be based primarily upon loan growth as credit risks for the existing portfolio are believed to be fully considered in the allowance at March 31, 2007.

We have posted a couple of slides with additional information regarding the adoption of FAS 157 and 159 and I refer you to those for some more detail. However, after careful review of the provisions and requirements of the Financial Accounting Standards 157 and 159, we elected to early adopt them this quarter. The company had been considering various balance sheet management strategies to deal with the current economic and balance sheet pressures, which has contributed to a lackluster net interest income growth; therefore, approximately $251 million of AFS and HTM securities was moved to a trading portfolio with selected securities traded and reinvested at higher yields and durations. Prospectively, the company anticipates a smaller securities portfolio with approximately 40% to 50% allocated to trading with fair value hedged. The estimated annual impact would be to increase quarterly net interest income in the range of $550,000 to $800,000, depending on the final decisions which will be made during this second quarter and perhaps even beyond. With this repositioning, it is estimated the net interest margin would be positively impacted by approximately 18 basis points going forward.

I will now turn the call back to Denny for some final comments.

Dennis S. Hudson:

Thanks Bill. I’d like to end with a few comments on the residential real estate market here in Florida. If you could please turn to the final slide on page 20 of our presentation titled “Residential Market Events”. We have been studying this market for a long time and have been active participants in this market over a number of business cycles. I would suggest you print this slide out after the call and keep it for future reference. It places in perspective, I feel, the transition period we currently find ourselves in. Investor sentiment for small cap banks has turned decidedly negative over the past few quarters due, in part, to concerns over real estate exposures and the press headlines that have been awash with negative stories about the residential market. First, there were stories about slowing sales activity, then about growing inventory along with pricing concessions; and we have just witnessed an implosion of the sub-prime industry and are beginning to hear about rising foreclosures.

As the slide suggests, we will likely continue to hear more bad news with rising foreclosures into 2008, as option ARMs written at the peak of the cycle begin to payment adjust. But likely lost in all of this bad news will be the adjustment phase we are now beginning to see as we move forward towards equilibrium. During the first quarter of 2007, in all of Seacoast’s markets, new residential product deliveries began to decline for the first time in several years and this decline occurred just as new product closings began to improve. In some markets, like Palm Beach County, for example, for the first time in over two years we saw a meaningful decline in new product inventory. New product inventory actually declined in all of our markets in the first quarter. Certainly, it is way too soon to call this a turning point. In fact, we don’t think we will begin to achieve meaningful equilibrium until some time next year.  But we have seen some improvement this quarter and I provided this slide that’ll hopefully help give all of us some perspective as to where we are in this cycle.

At Seacoast we have never entered the sub-prime market. We have seen no increase in residential delinquencies. We have seen no increase in residential foreclosure activities, and we have never originated, nor have we ever held in our portfolio, any option ARM product.  We do not expect the next events in the unfolding residential real estate market slow down to have any direct impact on us. Hopefully, the effects we have felt to date are now in the process of beginning to moderate. Seacoast continues to operate in some of the very best markets in America. Our markets continue to produce both strong population growth and favorable wealth demographics that are superior to the rest of Florida. Our focus and our concentration in these markets, along with a team of bankers that are fast becoming the most respected bankers in the state, will continue to be the foundation upon which we build real shareholder value in the coming years.

With that, we would all be pleased to take a few questions.

Operator:

Thank you. We will now begin the question and answer session. If you have a question, please press star then one on your touch-tone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pick up the handset before pressing the numbers. Once again, if there are any questions, please press star then one on your touchtone phone.

Our first question comes from Joe Fenech from Sandler O’Neill; please go ahead.

Joe Fenech:

Good morning guys.

Several:

Morning Joe.

Joe Fenech:

Denny, just a quick question on expenses. Just to clarify, you’re saying in the release here that you expect expenses to be flat year-over-year excluding acquisitions. Can you remind us what the base is that you are using for expenses last year excluding the deal? Also with the projections you’ve laid out for us here, do you have a year-end target, say a fourth quarter target for the efficiency ratio?

Dennis S. Hudson:

We do not have a target for the efficiency ratio that we’ve discussed. Bill, comments on kind of…

William R. Hahl:

Yeah, Joe, last year, in the last call…. We are rolling forward our comments from the fourth quarter call where we indicated that we thought the third quarter run rate, which had the full impact of the Big Lake acquisition included, was what we were basing our 2007 guidance on, and we feel pretty good about that guidance still.  Although, we also indicated during the call that we may see some additional salary adds throughout the year, those would generally be in the revenue producing areas and we thought those would tend to offset. So kind of the base would be the third quarter, which, I believe, was around $18.7 to $18.9 million in total noninterest expenses. So annualize that and that was the base that we were coming off of on our comments. Then we had some additional expenses, as Denny mentioned: a branch opening in Brevard and an LPO down in Broward.  Those kinds of things might push it up above that a little bit.

Dennis S. Hudson:

But with the expectation that it would yield revenue improvement as well.

William R. Hahl:

Yes.

Dennis S. Hudson:

So again, the target is to achieve the annualized third quarter 2006, but we may be a little above that target, depending on how successful we are on the revenue side.

Joe Fenech:

So it sounds like you’re reiterating the guidance you provided last quarter. And then on the margin, Bill, can you take us through the decision-making process you talked about for the second quarter with respect to the securities portfolio, the repositioning there? I’m just wondering how you are able to quantify what you think the impact to the margin will be at this point. I think you said 18 basis points; and then lastly on that, is that 18 basis points kind of net of any kind of core margin compression you might see, excluding the securities portfolio repositioning?

William R. Hahl:

Yeah, the 18 basis points doesn’t…

Dennis S. Hudson:

That was a proforma number for the first quarter.

William R. Hahl:

Yeah, basically, a proforma impact on the first quarter. When you take a look at the slide, it’s probably a little more evident that that’s how it was done. Basically, the reinvestment to a slightly longer duration for a portion of the portfolio, which was about $100 million, was where we are forecasting the $550,000 to $800,000 pick up, but that’s all dependent upon what we finally decide to do in our decisioning. So it could, right now we feel comfortable with what we have done in terms of repositioning the portfolio, which is smaller by about $100+ million to $125 million, that we would overall have about $550,000 positive to the net interest income.

Joe Fenech:

Then lastly, just on the marketing line, it was down significantly linked quarter and then you talked about you’re ramping that up just with the opportunities you see with the dislocation in the market.  How should we be thinking about that line for …modeling purposes going forward?

Dennis S. Hudson:

I guess all we can say at this point is that our plans are to probably increase our spending in that area, and it won’t be blockbuster spending à la Bank Atlantic. We’re just talking about a kind of a modest increase in spending there.

William R. Hahl:

Both print and some media. We had some amount of print increase actually, over what we had been doing, in the latter part of the quarter and that’s going to continue on into the second quarter with this opportunity. It is less than any kind of like any EPS type of calculation, let’s put it that way. It’s not $200,000 or $300,000 a quarter or anything like that, but we thought we’d at least indicate that marketing was headed up.

Joe Fenech:

Thanks guys.

William R. Hahl:

Thanks Joe.

Operator:

Our next question comes from Michael Cohen from SuNOVA Capital, please go ahead.

Michael Cohen:

Hi guys. Certainly a great job on credit and I was wondering if I could get a little clarity on a couple things. I didn’t see the slide that you guys referred to on your reserve in the 21 slides that you had on your website. I didn’t know if there was something different there.  But also if you could review with me exactly the sort of the dynamics that you just talked about in terms of kind of the way the provision worked and the recovery and the mark on the recovery?

William R. Hahl:

What I was referring to was slide six.  It does actually have the also the impact of the adoption in the first quarter of 159 where we had the $561,000 pre-tax impact or around $0.02 on EPS. Kind of the way I described it here in this slide is that if you thought about the fact that the entire credit was collected whereby there was nearly a $1.2 million specific valuation allowance…

Dennis S. Hudson:

That was reversed.

William R. Hahl:

…that was reversed…it would be about a $0.04 impact; and I indicated in my comments that I thought what we would have normally provided if there wouldn’t have been anything just for loan growth, any change in any kind of credit risk, it would have been about $100,000. We believe that, again I emphasized it in the comments, that we thought that going forward, because we basically believe all of our credit risks are in the allowance on March 31, 2007, that going forward that what the provisioning would be based upon was primarily loan growth.

Dennis S. Hudson:

Said another way, we had a $1.2 million specific on that credit. The credit was collected in full. We did not reverse all of the $1.2 million or in other words, we did not recapture all of that $1.2 million. If you will, on slide six, we indicate that we made an additional adjustment to our calculations to achieve more conservative ranges due to continued concern over market conditions and the net reversal ended up being only $550,000 and, as Bill just said, if you kind of back your way through all of that, you could argue there was a fairly modest amount of provisioning related to growth.

Michael Cohen:

Essentially that would imply almost aside from the adjustment for more conservative ranges though, your loan portfolio actually did grow. So how much of that is, how much of the provision was for growth and how much of the provision was for the adjustment?

Dennis S. Hudson:

If you read slide six it suggests that it was $100,000.

Michael Cohen:

Oh, it’s 100,000 for the growth.

Dennis S. Hudson:

Right.

Michael Cohen:

So your reserves, do you think that NPAs have peaked for this cycle? Is that what you guys are saying?  Aare you guys saying that the credit cycle has turned?

Dennis S. Hudson:

No, not at all, not at all. We are saying that we collected a large unusual C&I loan this quarter and it brought our NPAs back down. Even with that loan in the mix, nonperforming assets were well under 1%. No, we’re not saying, we’re not calling a turn in the cycle. We are just saying we collected that number. What we are saying is that we fully, have fully looked, if you go back and listen to last quarter’s call, we had a pretty extensive discussion over some work we did late in the third and during the fourth quarter to evaluate all large credits in the portfolio where the repayment was in some fashion dependent upon the sale of a residential product. We booked a rather substantial increase in the allowance that quarter, in the fourth quarter, related to that review and we have booked a little more, if you will, this quarter by not taking back the entire specific provision on the credit that was paid off. So we feel like we fully recognized in the allowance, or taken into account, the market conditions we are currently in. I would say that if market conditions continue to stabilize, we don’t anticipate, at the moment, any further adjustments, if you will, to the allowance. We are suggesting and giving guidance that over the balance of this year the provisioning will be a function of loan growth and…

Michael Cohen:

Meaning that… I think I understand now. But in the context of things, how do you guys think about your allowance to your NPA ratio or your allowance to your loan portfolio in aggregate?

Dennis S. Hudson:

We think it’s adequate, really that’s the answer. We have an approach that we use to look at that and we believe it’s where it needs to be right now. We’ll just have to see how things progress over the balance of the year, but at this point we’re prepared to say that barring any unforeseens, we expect our provisioning to be relayed closely aligned with loan growth.

Michael Cohen:

Great, thank you so much.

Dennis S. Hudson:

Thank you.

Operator:

Our next question comes from Barry McCarver from Stephens Inc., please go ahead.

Dennis S. Hudson:

Thank you.

Barry McCarver:

Good morning guys.

Several:

Good morning Barry.

Barry McCarver:

Good quarter. I guess, Denny, let me just take another stab real quickly at the discussion on the reserve ratio. I think that one of the ways we are looking at it is just that given your guidance for the provision going forward, I think without question the reserves to total loans ratio is going to continue to decline slightly going forward, but reserves to nonperforming loans, that ratio will continue to increase. And maybe looking at reserves to loans is not the best way to look at it, but just with the current environment I think we’re all on a little bit of alert with the credit quality.  So I guess my question is do you agree with that’s kind of what’s going to happen?—and maybe looking at reserves to loans isn’t the best way to be looking at this right now.

Dennis S. Hudson:

That’s one way to look at it. You’ve got to look at it five or six different ways to really have an appreciation for it.  I guess we just continue to stand by what we said that we believe we fully captured over the last couple of quarters the concern over the current market conditions. And as a result, we believe it was appropriate to capture it at that time because the market really definitely has been in a period of change.  We think it was very appropriate to have done that arguably early on.  We think going forward, again barring any unforeseens or unknowns, we will continue to have a provision that’s more closely aligned to our growth, which would indicate a lower provision than we have had the last couple of quarters, unless we get better growth than we are targeting.

Barry McCarver:

And then just on the overhead addition, could you give us a little more detail on some of the people you picked up over the last quarter and what you might think the opportunity could be in the second quarter to pick up good producers?

Dennis S. Hudson:

Thanks, Jean Strickland, our Chief Operating Officer, is here and she’ll make a few comments on that.

Jean Strickland:

Good morning. Thanks Denny. We are really excited about some of the talent that we have been able to attract to the company more recently. We acquired a woman with a competitor bank down in Southern Florida who was with them for several years, actually grew up in Fort Lauderdale and is very well connected in that market, and she has attracted others that she has worked with to join her on that team for the LPO that we’ve just started there. We also were able to attract to a senior lending position in our Palm Beach market a gentleman that has over 15 years experience from SunTrust.  We are very excited about him as well. His background for all of those years, and much of his youth, was also in the Northern Palm Beach County market, where we expanded de novo several years ago now and have five branches, five retail offices, as well in that market. Those are two of the keys. We additionally acquired a senior loan officer for the Big Lake region as well.  He came from the West Coast of Florida, but has some experience and background in more rural markets as well as having some commercial background; so we are excited about him as well.  Doug, did you have anyone additionally?

A. Douglas Gilbert:

I think we talked about the addition in the Indian River County last quarter, an experienced lender up there in Indian River County.

Jean Strickland:

So that was, yeah. Thank you, and that was a gentleman from Harbor Federal, so we were excited about getting that person on board.  Oh, and we also have a new head of residential lending that spent many years running the production side at Barnett Banks, more recently with BB&T, and so he comes with a lot of depth and breadth in that arena.

Dennis S. Hudson:

And with that we’ll stop on the people side and take any other questions you might have.

Barry McCarver:

Oh, that’s all I had. Thanks a lot guys.

Dennis S. Hudson:

Thanks Barry.

Operator:

Our next question comes from Jennifer Thompson from Oppenheimer, please go ahead.

Jennifer Thompson:

Hi, good morning everyone. First off, can you talk a little bit about the marine finance business. I think you noted in your press release that you are feeling a little better about the outlook there. Can you just expand on that?

Dennis S. Hudson:

Doug can do that.  Before he does, I just want to make clear the problem loan we collected this quarter was not a marine finance loan. That was a C&I loan. It happened to be secured with inventory and the inventory happened to be larger boats, but it had nothing to do with that business. There were some confusion over that on some of the comments I read this morning, but, Doug, do you want to talk about our outlook there?

A. Douglas Gilbert:

Sure. You can see from the numbers we were very close to what we did in production, and we also said in our release that there were some very encouraging signs at the big boat shows in Miami and Fort Lauderdale with increased traffic. We are seeing basically that the big end of the market, the mega yachts, are still selling pretty rapidly. The lower-end, the $300,000 to $500,000, vessels have slowed fairly significantly; but we’ve added new people in Seacoast Marine also and we think the prospects are pretty good for the rest of the year. We would be very disappointed if we don’t end up with more volume by year-end than we had last year.

Dennis S. Hudson:

And just to comment on all the people issues. We believe that the market conditions we are in right now are an ideal opportunity for us to acquire some talent and to continue to grow revenues over the long-term. As I said in my comments earlier, we are going to be wise about it and careful about it, but we are not going to hesitate to spend, if we need to, to continue to grow value here.

Jennifer Thompson:

One other question. Some of your competitors are making some negative comments about the outlook for land acquisition and development loans in Florida. If you could just remind us of to the extent that you are involved or not involved in that business and how you see that lending environment overall.

Dennis S. Hudson:

I’ll confirm it’s a negative outlook for land acquisition and development loans and so forth but, Doug, do you want to make a few comments there?

A. Douglas Gilbert:

Yeah, as you can see by our balance sheet, we have about $600 million in construction land development loans and we definitely see that market slowing to a greater extent than… I don’t know when the bottom’s going to be, probably the next 12-18 months, but there is not a lot that we can say positively about that.

Dennis S. Hudson:

And just to clarify the $600 million is all construction and development loans. That would include industrial. It is a very diverse portfolio, including individual residential construction loans and the like.  But to answer your question, we do have exposure to land loans and land development loans. We try to monitor that exposure extremely carefully and the key is in the underwriting of those loans as we make decisions around credit acceptance. The key is in monitoring and working with those borrowers, making sure you have the right collateral position, and making sure that you have strong guarantors on those kinds of credit to back-up that risk significantly.  That is something we have focused on for many years and, again, if we had something to say about it, we would.

Jennifer Thompson:

Can you give any more specific numbers in terms of what the exposure would be specifically to land?

Dennis S. Hudson:

In our 10-Qs and Ks, we have a pretty good description of that and I’d refer you to that. There’s a pretty lengthy listing of what makes up that portfolio and you can see that; and I don’t have it right in front of me.

Jennifer Thompson:

Okay, great, thank you.

Dennis S. Hudson:

Thanks.

Operator:

Our next question comes from Tom Goggins from Fontana Capital; please go ahead.

Tom Goggins:

Hey Denny, nice quarter. Can you just comment on the deposit pricing outlook, especially in light of Nat City’s conversion of FFFL and Harbor?

Dennis S. Hudson:

Right.  Bill, any comments there?

William R. Hahl:

Yeah, I think I indicated that there was a lot… the pricing was much better this quarter than it had been, particularly in the latter half of the last year. Nat City seems to be basically more rational in their pricing than Harbor and Fidelity were. We are not seeing the same kinds of above market pricing.  When I say rational, there would be times when they would need, I think, the funding and they would actually raise their rates that they raised a week ago because they apparently weren’t getting enough volume. That was pretty much not evident at all during the quarter, so we saw, particularly CD rates, come down a little bit to a level that was more like the rest of the country and some other markets and so forth. So we did, we benefited from that. So I think, I’m optimistic that it looks like we may, as I indicated, have reached some sort of inflection point on the rise of the cost of deposits provided that remains the case—that our competitors remain rational here.

Dennis S. Hudson:

It is probably too early to call it an inflection point, but for sure we’ve achieved a little more equilibrium than we have had in the last couple of quarters. A lot of that could be driven, admittedly, by the time of year. We are in our season right now in Florida. We have lots of tourists and the like and it tends to push up our business relationships as well as consumer relationships. As Bill said earlier, so far with National City I think the cash has come from…been flowing from Cleveland to Florida as opposed to the opposite.  It will probably happen over the long-term.

Tom Goggins:

Okay, thanks.

Operator:

Our next question comes from David Bishop from Stifel Nicolaus, please go ahead.

David Bishop:

Thanks, good morning gentlemen.

Dennis S. Hudson:

Good morning Dave.

David Bishop:

Hey Bill, I was wondering on page seven of the presentation, the balance sheet impact of FAS 157 and 159, if I am looking at it incorrectly.  Is that on a proforma basis?  Because when I look at the securities balance in the release, you have $418 million and I’m showing that $318 million.  Is that implying that this was post-quarter sale with some of those trading securities?

William R. Hahl:

Correct. Yeah, that would be. Probably I shouldn’t have labeled that as March 31—other than a proforma. Right, that is probably a 10-day to a two week period after quarter-end where we actually move things around.

David Bishop:

So that…

Dennis S. Hudson:

But that’s a proforma March 31 number.

William R. Hahl:

Yeah, right.

David Bishop:

Okay so that…

Dennis S. Hudson:

And a key point to that is part when the smoke cleared on that, we reduced our leverage a little bit, so you saw overnight funding going back down. Actually we had Fed Funds sold after that was completed.  So that was an unwinding, if you will, of a little bit of leverage, a small amount of leverage that accumulated on the balance sheet over the last couple of quarters, and obviously that leverage probably had a negative spread associated with it. So that, combined with some of the repositioning, is what is driving the anticipated improvement in margin as we go forward.

David Bishop:

Having said that, I’m just looking at the… in the past obviously the securities portfolio has been a source of liquidity. It has helped fund some loan growth, and I realize with the slow down there maybe less need of that, but how should we think about the balances, the remaining portfolio in terms of funding future loan growth? Is that going to be more heavily weighted toward external funding or does that impact your pricing mechanisms there? Can you be less aggressive in terms of maybe fixing some of the commercial real estate loans you are putting on the books?

William R. Hahl:

I don’t believe that to be the case, but we have lowered the portfolio to a level that is slightly above what we need for pledging purposes for both our trust relationships, our repos with our customers and public funds. So the liquidity…there isn’t going to be a lot of liquidity in the portfolio for future loan growth; and I think you’re absolutely correct that going forward, as we have been saying, we thought loan growth would be slower in the high single digits.  So we are comfortable with going forward and, as Denny mentioned, that net overnight borrowings really left us with $50-$80 million in Fed Funds sold. So we have some liquidity right now for loan funding.

David Bishop:

Great, thanks.

Operator:

Our next question comes from Brett Villaume from Fig Partners; please go ahead.

Brett Villaume:

Good morning gentlemen.

Several:

Morning.

Brett Villaume:

I was just wondering, this is sort of a follow-up to the land development question:  I was under the impression that the housing inventories have a North/South effect and as you get further south you get higher in inventories. Would you mind commenting on whether or not I’m off on that or is it more of select footprint? Secondly, give us an update on your branch expansion plans.

Dennis S. Hudson:

Just to be clear, you said you had always thought that the inventory problem was sort of worse to the South?

Brett Villaume:

Yes.

Dennis S. Hudson:

And better to the North?

Brett Villaume:

Yes.

William R. Hahl:

And where is the middle?

Brett Villaume:

Where is the middle? Let’s say…

(Cross Talk)

William R. Hahl:

Is it in Orlando or…

Brett Villaume:

…my impression was starting out in Palm Beach and Martin County and stuff.

Dennis S. Hudson:

I guess the only comment that I would make is that probably of all the markets we are operating in, probably the most solid market right now is Palm Beach County where inventories have come down pretty nicely. I’m talking about new product. Probably the most challenged market is St. Lucie County to the north of us with fairly high levels of unsold inventory. But as I said in the opening, those numbers have started to come down this quarter.  It remains to be seen where they’re going to go over the balance of the year, but we have seen some reversal of trend for the first time since this slow down occurred.

Jean Strickland:

If I could just jump in and say that what is important for institutions to be doing is to be analyzing the markets and the sub-markets and we have a process in place to do that. We have an in-house appraiser who is an MAI, was the chief appraiser for Barnett Banks in his history, and is doing that work for us on a quarterly basis. So we are looking at our markets prospectively and trying to target our efforts where we see a need within the sub-markets by geography and product type, and the demand is looking like it’s there.

Dennis S. Hudson:

Does that answer your question?

Brett Villaume:

Yes, I guess.  I meant to exclude Orlando and okay…  So yeah, thank you very much and if you wouldn’t mind also giving us sort of an update, if there is any, on what your expansion plans might be going forward?

Dennis S. Hudson:

No more offices this year until what, Doug, as early as late in the year…

A. Douglas Gilbert:

Late in the year, we won’t even know…

Dennis S. Hudson:

…in Brevard County—the second office up in Brevard we’d be opening. Beyond that we’re getting pretty speculative into ’08. We have a number of locations we’re looking at, but we will probably have more on that later, give you an update a little later in the year.

William R. Hahl:

Later on though, we have the loan production office down in Broward that will be become a branch later in the year.

Brett Villaume:

Right; well good quarter.  Thank you.

Operator:

Our next question comes from John Pandtle from Raymond James; please go ahead.

John Pandtle:

Good morning.

Dennis S. Hudson:

Good morning John.

John Pandtle:

Denny, I was hoping to get your thoughts on the rollback of property taxes, the potential portability of the homestead cap, and also some of the insurance relief that’s come out from the Florida legislature and been signed by the governor. What impact do you think that may have on sales activity in your markets?

Dennis S. Hudson:

Mass confusion. All of those things are very positive certainly for real estate. For those of you who don’t know, there’s been a big move in Florida to provide for property tax relief. There are a number of proposals on the table. Nobody knows really where it’s going: anywhere from eliminating property taxes altogether on homesteaded properties to just a roll back of how that’s done.  All of that would be paid for, in general, depending on which direction you go, with increased sales tax statewide. I can’t really comment on that. The only thing I will comment on is we hear a little anecdotal evidence that people are sitting back and waiting to make purchase decisions—people who have homesteaded property here— because one of the proposals is to allow for portability of your homestead. That is to say if you move to a new home, you can bring, drag along with it, your low tax basis to the new home or a portion of that. From what I hear, that is highly likely to happen and would be a positive sign.

On the property insurance relief, big changes were made last year and thus far there have been disappointing results. The insurance companies have not reduced cost to the extent it was estimated and that’s an on-going bitter discussion that’s happening right now between the State and a number of insurance carriers in the State.

John Pandtle:

Okay Denny, thank you.

Operator:

Our next question comes from Al Savastano from Janney Montgomery; please go ahead.

Al Savastano:

Good morning guys, how are you?

Dennis S. Hudson:

Morning.

William R. Hahl:

Hi Al.

Al Savastano:

I’m just a little confused on the FAS 157 and 159. Did you adopted the standard, and did you sell about $100 million of securities? Then you paid down some overnight funds, and then is that it? Or did you repurchase more securities?

Dennis S. Hudson:

Yes to all of the above.

William R. Hahl:

You basically have it captured; and I do apologize, I should have put that as proforma on that slide.

Al Savastano:

So then…

Dennis S. Hudson:

We have, yes.  We did basically what you said. The only caveat is we have not completed the process on the purchase end.

Al Savastano:

Does that mean then that you didn’t really pay off borrowings?

Dennis S. Hudson:

Yes, we paid off borrowings.

William R. Hahl:

Just overnight borrowings.

Dennis S. Hudson:

Overnight borrowings.

Al Savastano:

But as you purchase securities you’re going to borrow again?

Dennis S. Hudson:

No, we still have liquidity we will be reinvesting.

William R. Hahl:

Right.

Dennis S. Hudson:

And those are all transactions that occurred post March 31.

Al Savastano:

And then the $550 million increase in yield you’re expecting to get is just difference from the rates on the securities you sold than what you plan on buying?

Dennis S. Hudson:

Yes, that and the elimination of the negative spread on a little bit of…

William R. Hahl:

Well, the borrowing costs.

Dennis S. Hudson:

…borrowing costs. There was some negative spread on some leverage that we had of probably $100+ million.

Al Savastano:

Great, thank you.

Dennis S. Hudson:

Thanks Al.

Operator:

Our next question comes from Tom Doheny from Tribeca Global; please go ahead.

Tom Doheny:

Good morning.

Dennis S. Hudson:

Morning.

Tom Doheny:

I think you alluded to in your comments, Denny, at the start of the call… I think you mentioned you have some in-flows into noninterest bearing deposits late in the quarter. I’m just wondering if we can get some more information on that and what you saw there?

Dennis S. Hudson:

I guess the only point we wanted to make is that the in-flows were there, and they were greater than anticipated. I don’t know that there’s any particular comment on any particular factor driving that other than we’re in our seasonal period.  It was end of quarter, and we feel as if there has been a slowing in the negative effect of residential real estate market slowing and how that has affected our DDA growth the last couple of quarters.  We said the last couple of quarters on these calls that we’ve seen large declines in some of our larger relationships as a result of fewer real estate transactions affecting escrow balances and the like throughout the deposit portfolio; and it appears as if that, at least for now, has declined less aggressively than it did in the last couple of quarters. It just stands to reason you reach a certain point where change in market conditions become fully absorbed in the balance sheet, and we may be approaching that point.

Tom Doheny:

Were there sort of lumpy in-flows into deposits or with the increase late in the quarter or anything like that?

William R. Hahl:

I don’t think we have analyzed it enough to be able to make that comment that it was related to any particular balances.

Tom Doheny:

Thanks a lot.

Operator:

There are no further questions at this time.

Dennis S. Hudson:

Great, well thank you very much for your attendance today and we look forward to talking with you at our next call.

Operator:

Thank you ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may all disconnect.

- # -